Date: 2 February 2004

JMCCH Jinan Maternity and China Care Hospital
PMEJ Proactive Medicare Enterprise (Jinan) Limited

1 JMCCH & PMEJ will establish a VIP Outpatient and Birthing Centre (under the guidance of Johns Hopkins Hospital) on the first floor of the West Wing of JMCCH. PMEJ will act as a management consultant. The services provided in the Centre are as follows:

1.1 VIP obstetrics and gynecology outpatient services;

1.2 Antenatal health services;

1.3 Labor/Delivery/Recovery inpatient and counseling services;

1.4 Minor obstetric operations

1.5 Antenatal education

1.6 Antenatal and post natal health care services

2 The management of human resources, administration, and medical operation will be handled by JMCCH. PMSJ will also be responsible for business development, marketing promotion, customer service and liaising with Johns Hopkins Hospital and/or other consultancy units.

3 JMCHH's responsibilities and commitments:

3.1 JMCCH will be responsible for liaising and coordinating with other departments in the hospital and the central and provincial government department.

3.2 JMCCH will be responsible for providing the first floor of the west wing as the floor space of the birthing centre.

3.3 JMCCH will be responsible for appointing a team of (3-5) physicians and a team of (12-15) health care personnel to provide services to the centre. The staff members should be relatively stable. Any appointment and/or change of personnel should be discussed and mutually agreed to. The staff belongs to JMCHH and thus the salary and bonus will be settled by JMCCH.

3.4 JMCCH will supply water, electricity, gas, oxygen, and tele-communication, as well as disinfectant and catering services. Expenses will be charged to JMCHH

3.5 JMCHH will purchase medicine, consumable, disposable items on behalf of the Centre. All expenses will be charged to JMCHH and the income of these items will belong to JMCHH.

3.6 JMCHH will be responsible for the maintenance of the Centre and the facilities. The expenses will be negotiated and settled by both parties.

4 PSMJ's responsibilities and commitments:

4.1 Expenses

4.1.1 PSMJ will liaise with Johns Hopkins Hospital and arrange the medical exchange between JHH and JMCHH.

4.1.2 PSMJ will be responsible for settling the loyalty payment and consultancy fee of JHH.

4.1.3 Referencing the related facilities at JHH, and mingling with the characteristic JMCHH, PSMJ will design and renovate the birthing centre. All expenses incurred will be settled by PSMJ.

4.1.4 PSMJ will be responsible for purchasing the necessary facilities of the birthing centre. If the facilities need to be replaced, the expenses involved will be discussed and settled by both parties.

4.1.5 PSMJ will send one overseas staff and a local hired assistance to take part in the management of the Centre. The expenses will be charged to PSMJ.

4.1.6 PSMJ will be responsible for planning and organizing promotion. The expense will be charged to PSMJ.

4.1.7 PSMJ will be responsible for the communication expenses of the birthing centre to overseas.

4.2 Medical Training

4.2.1 PSMJ will be responsible for arranging experts to visit JMCCH and provide onsite training at the birthing centre. PSMJ will also be responsible for organizing the medical practitioners to attend training at JHH and/or related medical institutions.

4.2.2 In the first year, three medical practitioners will be sent to JHH to attend training. They will be jointly selected by JMCCH & PSMJ. The training will last for approximately three months and the cost will be borne by PSMJ. Afterwards one medical practitioner will attend training at JHH every three year and the cost will also be borne by PSMJ. Both parties agree to try to get all medical practitioners of the Centre trained overseas in three years. The cost incurred will be borne by both parties.

4.2.3 In the first year, clinical nurse specialist from JHH will be sent to JMCCH to perform 10-day training. Afterwards, PSMJ will send clinical nurse specialist to perform 10-day training annually. All expenses will be settled by PSMJ.

4.2.4 In the first year, physician of JHH will perform 3 day on-site training at JMCHH and the cost will be borne by PSMJ. Afterwards, both parties will invite medical practitioner from JHH to conduct annual on-site training at JMCHH. Cost will be borne by both parties.

4.3 Business Development and Hospital Management

4.3.1 PSMJ will organize exchange between hospital management experts and JMCHH.

4.3.2 PSMJ will provide annual business development plan.

4.3.3 PSMJ will participate in JMCHH's hospital management and business development conference.

4.3.4 PSMJ will provide total quality management training to JMCHH biannually.

Cost will be settled by PSMJ.

4.3.5 In the first year, PSMJ will arrange representative of JMCHH to compile three evaluation reports covering the services and operations of the birthing centre. Afterwards, an evaluation report will be compiled annually. All costs incurred will be settled PSMJ.

4.3.6 Both parties will jointly select the management software, constant upgrade & maintenance of the software to improve the quality of the clinical services provided by JMCHH. All costs incurred will be borne by both parties.

5 The calculation of management consultancy Fee

5.1 The formula for calculating the consultancy fee of PSMJ is as follows:

5.1.1 Before the management consultancy fee matches the investment level:

A. Income after deduction of 3%	B. PSMJ's consultancy fee
A1. RMB 0 – RMB90000.00	B1. 20%
A2. RMB90000 or above	B2. 80%

The consultancy fee: A1 x B1 + A2 x B2

5.1.2 After the management consultancy fee matches the investment level:

A. Income after deduction of 3%	B. PSMJ's consultancy fee
A1. RMB 0 – RMB90000.00	B1. 20%
A2. RMB90000 or above	B2. 50%

The consultancy fee: A1 x B1 + B2 x B2

Note:

1. Both parties agree that 3% of the income should be reserved as employees welfare fund. The management, operation, and supervision of the funding should be discussed and agreed by both parties.
2. The income of the Birthing Centre refers to the income of the services provided by the medical practitioners in the Birthing centre (and/or using the facilities in the centre), for example, room charges, consulting fee, operation fee, etc. Medicine, consumable, the services provided by other JMCHH medical staff, other rooms and facilities at JMCHH are not included as part of the income.
3. The investment of PSMJ includes the licensee fee for JHH, the renovation of VIP centre, the first year training cost, software, facilities, and the expenses for compiling three evaluation reports in the first year. It is estimated that the amount will be seven million RMB.

5.2 The timeline for reimbursing management consultancy fee

6 The contractual period will initially be 10 years. After the contract has been completed, it can be extended if both parties agree. The ownership of the facilities will

automatically be transferred to FCMHH.

7 If the demand of the birthing centre does not meet expectation before the contract is completed, both parties can terminate the contract through negotiation. The facilities will belong to PSMJ. If an agreement cannot be reached, it should be refer to the ruling of the local court.